Exhibit 4.10

THIRD AMENDMENT TO AMENDED AND RESTATED

SECURITY AGREEMENT, PLEDGE AND INDENTURE OF TRUST

Reference is hereby made to that certain Amended and Restated Security Agreement, Pledge and Indenture of Trust dated as of June 30, 1997 (as the same may be amended, the “Company Security Agreement”), from World Acceptance Corporation (the “Company”) to Harris Trust and Savings Bank, as Security Trustee. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Company Security Agreement.

Subsequent to the Company’s delivery of the Company Security Agreement, the Company and the Security Trustee have agreed to add Deposit Accounts (as defined below), whether now owned or existing or hereafter created, acquired or arising, as Collateral under the Company Security Agreement. The Company and the Security Trustee now desire to amend the Company Security Agreement to reflect such addition.

Section 1. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Company Security Agreement shall be and is hereby amended as follows:

1.1 Section 2.9 of the Company Security Agreement shall be amended and restated in its entirety to read as follows:

Section 2.9. Deposit Accounts. All Deposit Accounts, as such term is defined in the Uniform Commercial Code; and

1.2 Section 2 of the Company Security Agreement shall be further amended by inserting the following subsection in proper numerical order:

Section 2.10. Other Proceeds and Products. All proceeds and products of the foregoing and all insurance of the foregoing and proceeds thereof, whether now existing or hereafter arising.

1.3 Section 3 of the Company Security Agreement shall be amended by inserting the following subsection in proper numerical order:

Section 3.11. Deposit Accounts. The Company may maintain one or more local deposit accounts for the deposit of checks and the making of disbursements in the ordinary course of business (“Local Accounts”) and one or more concentration accounts into which the Company sweeps or periodically transfers collections from the Subsidiary Local Accounts in the ordinary course of business (“Concentration Accounts”). All Concentration Accounts of the Company as of August 21, 2003, are listed and identified (by account number and depository institution) on Schedule IV attached hereto and made a part hereof. The Company shall promptly notify the Security Trustee of any other Concentration Account opened or maintained by the Company after the date hereof, and shall submit to the Security Trustee a supplement to Schedule IV to reflect such additional accounts (provided the Company’s failure to do so shall not impair the Security Trustee’s security interest therein). So long as no Event of Default has occurred and is continuing, the Security Trustee’s security interest in the Local Accounts need not be perfected. With respect to any Concentration Account maintained by a depository institution other than the Security Trustee, and as a condition to the establishment and maintenance of any such Concentration Account, at all times on and after December 31, 2003, the Company and such depository institution shall have executed and delivered to the Security Trustee an account control agreement in form and substance satisfactory to the Security Trustee which provides, among other things, for the depository institution’s agreement that it will comply with instructions originated by the Security Trustee directing the disposition of the funds in the Concentration Account(s) at such depository institution without further consent by the Company.

1.4 Schedule IV is hereby added to the Company Security Agreement, to read as set forth on Schedule IV to this Amendment.

Section 2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Company hereby repeats and reaffirms all of its covenants, agreements, representations and warranties contained in the Company Security Agreement, each and all of which shall be applicable to all of the properties, rights, interests and privileges subject to the lien of the Company Security Agreement after giving effect to this Amendment. The Company hereby certifies that no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default exists under the Company Security Agreement after giving effect to this Amendment.

Section 3. MISCELLANEOUS.

3.1 No reference to this Amendment need be made in any note, instrument or other document at any time referring to the Company Security Agreement, any reference in any of such to the Company Security Agreement to be deemed to reference to the Company Security Agreement as modified hereby.

3.2 Except as specifically modified hereby, all the terms and conditions of the Company Security Agreement shall stand and remain unchanged and in full force and effect.

3.3 This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the laws of the State of South Carolina.

[SIGNATURE PAGES TO FOLLOW]

This Third Amendment to Amended and Restated Security Agreement, Pledge and Indenture of Trust is dated as of August 21, 2003.

WORLD ACCEPTANCE CORPORATION

By	[signature]
Name

Title

Acknowledged and agreed to as of the date first above written.

HARRIS TRUST AND SAVINGS BANK, as Security Trustee

By	[signature]
Name

Title

SCHEDULE IV

CONCENTRATION ACCOUNTS

ACCOUNT NUMBER	DEPOSITORY INSTITUTION
[Omitted]	Wachovia Bank